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                                  Exhibit 23.1
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                   [RAYMOND, CHABOT, MARTIN, PARE LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement Report of SLM International, Inc. on Form S-8 of our reports which include an explanatory paragraph regarding uncertainties as to the ability of the companies to continue as a going concern, dated April 25, 1996 on St. Lawrence Manufacturing Canda Inc. (Formerly Buddy L. Canada Inc.), on Sport Maska Inc., on #1 Apparel Canada Inc., dated April 14, 1995 on Buddy L Canada Inc., on Sport Maska Inc., on #1 Apparel Canada Inc., our report dated February 2, 1994 on Buddy L Canada Inc. (Formerly SLM Canada Inc.), and our report dated January 28, 1994 on Sport Maska Inc.

/s/ Raymond, Chabot, Martin, Pare

Chartered Accountants

Montreal, Canada
May 8, 1996